CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               MAGIC FINGERS. INC.



     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is

                               Magic Fingers, Inc.

     2. The certificate of incorporation is hereby amended as follows:

          (a) By deleting Article FOURTH in its entirely and by substituting in lieu thereof the following:

          "FOURTH: The aggregate number of shares of all classes of the capital stock which the corporation shall have authority to issue is fifty million (50,000,000), of which thirty million (30,000,000) shares shall be common stock, of the par value of $.0001 each and twenty million (20,000,000) shares shall be Open Stock of the par value of $.0001 each. Shares of Open Stock may be issued from time to time in one or more classes or one or more series within any class thereof, in any manner permitted by law, as determined from time to time by the board of directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the board of directors pursuant to the authority hereby vested in it, each class or series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number, designation or title. All shares of stock in such classes or series may be issued for such consideration and have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, permitted by law, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such shares adopted by the board of directors pursuant to authority hereby vested in it. The number of shares of stock of any class or series within any class, so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the board of directors pursuant to authority hereby vested in it. The board of directors of the Corporation may determine the times when, the terms under which the consideration for which the Corporation shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. Each share of Common Stock shall entitle the holder thereof to one vote at every annual or special meeting of the stockholders of this Corporation. There shall be no cumulative voting of stock in the election of directors."

          (b)  By deleting article FIFTH in its entirety.

          (c)  By  renumbering  Articles  SIXTH,  SEVENTH,   EIGHTH,  and  NINTH
               respectively as Articles FIFTH, SIXTH, SEVENTH, and EIGHTH.

          (d)  By adding a new Article NINTH which shall read as follows:

          "NINTH: No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that nothing herein shall eliminate or limit the liability of a director (i) for any breach of the director's duty

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          of loyalty to the  corporation or its  stockholders,  (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law., (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for arty transaction from which such director derived an improper personal benefit. Nothing herein shall eliminate or limit the liability of a director for any act or omission occurring prior to the date on which this Article becomes effective."

          (e) By deleting Article TENTH. in its entirety and by substituting in lieu thereof the following:

          "TENTH: The corporation shall, to the ful1 extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify and advance expenses for all persons whom it may indemnify and advance expenses for pursuant thereto."

     3. The amendments of the certificate of -incorporation herein certified have been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendments herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware. Signed and attested to on February 25, 1992.

                                                 /s/ Michael J. Paolini
                                                -----------------------
                                                MICHAEL J. PAOLINI, President

Attest: /s/ Kimberly Paolini
        -----------------------
KIMBERLY PAOLINI, Secretary

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